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                                                EXHIBIT 11
                                                ----------

                                  PARK-OHIO INDUSTRIES AND SUBSIDIARIES
                                COMPUTATION OF NET INCOME PER COMMON SHARE
                                  (In Thousands - Except per Share Data)


                                                   Three Months Ended              Nine Months Ended
                                                      September 30                    September 30
                                                  1995            1994            1995            1994
                                                ---------       ---------       ---------       ---------
Net income                                      $   3,014       $   1,640       $  11,576       $   8,051
Amortization of imputed goodwill
  associated with the earnout shares                  (21)           (150)            (56)           (335)
                                                ---------       ---------       ---------       ---------
Net income related to shareholders of
  Common Stock (Primary)                            2,993           1,490          11,520           7,716
Interest associated with convertible
  senior subordinated debentures                      403             402           1,209             604
                                                ---------       ---------       ---------       ---------
Net income related to shareholders of
  Common Stock (Fully diluted)                  $   3,396       $   1,892       $  12,729       $   8,320
                                                =========       =========       =========       =========

PRIMARY COMPUTATION
  Average shares outstanding during the
   period                                          10,402           7,040           9,677           6,919
  Effect of Kay Home Products, Inc.
   earnout shares deemed to be issued
    (Note A)                                          -0-           1,150             -0-             734
  Effect of General Aluminum Mfg.
   Company earnout shares deemed to
    be issued                                         188             188             188             188
  Effect of dilutive stock options based
   on the treasury stock method using
    the average market price for the
     period                                           209             145             175             154
                                                ---------       ---------       ---------       ---------
  Shares used                                      10,799           8,523          10,040           7,995
                                                =========       =========       =========       =========
  Net income per share of Common Stock          $     .28       $     .17       $    1.15       $     .97
                                                =========       =========       =========       =========

FULLY DILUTED COMPUTATION
  Average shares outstanding per primary
   computation above                               10,799           8,523          10,040           7,995
  Additional effect of dilutive stock
   options based on the treasury stock
   method using the end of period market
   price, if higher than the average
   market price                                       -0-             -0-             -0-             -0-
  Effect of assuming conversion of the
   convertible senior subordinated
    debentures                                      1,151           1,151           1,151             579
                                                ---------       ---------       ---------       ---------
     Shares used                                   11,950           9,674          11,191           8,574
                                                =========       =========       =========       =========

  Net income per share of Common Stock*         $     .28       $     .20       $    1.14       $     .97
                                                =========       =========       =========       =========




*Disclosure not presented in the consolidated condensed statement of income because the effect is either anti-dilutive or is not material.

NOTE A - Shares issued in January, 1995, and are included in average shares outstanding for the three and nine-month periods ended September 30, 1995.
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